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Deere Park Equities, L.L.C.
650 Dundee Road
Suite 460
Northbrook, IL  60062

    Re:  DOMINION BRIDGE CORPORATION

Gentlemen:

The undersigned understand that Deere Park Equities, L.L.C., an Illinois limited liability company ("Deere Park"), intends to lend funds this date (the "Loan") to Dominion Park, L.L.C., a newly formed Delaware limited liability company ("Dominion Park"), pursuant to that certain letter agreement dated August 19, 1997, as amended, among Deere Park and the undersigned (the "Letter Agreement"). In order to induce Deere Park to make the Loan, the undersigned represent, warrant and covenant to Deere Park as follows:

1. DEFINITIONS. All capitalized terms used and not otherwise defined in this letter have the meanings ascribed to them in the Letter Agreement. It is understood that Dominion Park is the entity described as "Newco" in the Letter Agreement.

2. ACKNOWLEDGMENT OF ADVANCE FUNDING. The undersigned acknowledge that Deere Park has previously funded $2,500,000 of the Loan ($1,000,000 on August 22, 1997 and $1,500,000 on August 28, 1997), which the Management Stockholders have applied as partial payment for the Management Option Shares. The remaining balance of the Loan to be funded is therefore $2,260,000.

3. EXERCISE OF OPTIONS. The Management Stockholders have exercised their respective Management Options in accordance with all applicable requirements of the DBC's stock option plan and all conditions to the issuance of the Management Option Shares have been satisfied, subject only to receipt by Nesbitt Burns, on behalf of DBC, of the remaining balance of the Loan in payment of the exercise therefor.

4. TRANSFER OF MANAGEMENT OPTION SHARES TO WELLGATE. The Management Stockholders have irrevocably transferred their respective Management Option Shares, upon issuance, to Wellgate International Ltd., a British Virgin Islands corporation ("Wellgate"). Wellgate has irrevocably instructed Nesbitt Burns to transfer the Management Option Shares to Deere Park, for the account of Dominion Park, upon receipt of the remaining balance of the Loan proceeds. A copy of Wellgate's letter of direction is attached to this letter as Exhibit A.

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5.  TRANSFER OF COLLATERAL SHARES.  Prior to funding of the remaining balance of the Loan, the undersigned will take all steps necessary to (a) cause the transfer to Wellgate of 500,000 additional shares of DBC Common Stock standing in their respective names (the "Collateral Shares") and (b) direct Wellgate to cause Nesbitt Burns to transfer the Collateral Shares to Deere Park, for the account of Dominion Park, as collateral security for the Guaranty. A copy of Wellgate's letter of direction to Nesbitt Burns to so transfer the Collateral Shares is attached to this letter as Exhibit B.

6. REPRESENTATIONS REGARDING SHARES. The Collateral Shares are, and the Management Option Shares upon payment of the remaining exercise price therefor will be, validly issued, fully paid and nonassessable shares of DBC Common Stock. Subject to payment of the remaining purchase price therefor, Wellgate will have, and upon transfer of the Management Option Shares to Dominion Park, Dominion Park will have, good and marketable title to the Management Option Shares, free and clear of any liens, claims or encumbrances whatsoever, other than those created by the Security Agreement. The undersigned have, and upon transfer of the Collateral Shares to Wellgate, Wellgate will have, good and marketable title to the Collateral Shares, free and clear of any liens, claims or encumbrances whatsoever, other than the pledge of the Collateral Shares to Dominion Park to secure the Guaranty.

7. AUTHORITY OF MANAGEMENT STOCKHOLDERS AND WELLGATE. The Management Stockholders and Wellgate have full power and authority to enter into the transactions contemplated by the Letter Agreement and to execute and deliver, and perform their respective obligations under, all documents and agreements contemplated thereby. The undersigned are the sole directors and executive officers of Wellgate and undertake, prior to or promptly following the funding of the Loan, to deliver to Deere Park certified resolutions evidencing the incumbency and authority of the undersigned and certified resolutions authorizing the participation by Wellgate in all transactions contemplated by the Letter Agreement.

8. REPRESENTATION ON DBC BOARD. Allen Gerrard and Derek Tenant have been approved by the Selection Committee of DBC's Board of Directors, and immediately upon funding of the Loan, the undersigned will call a special meeting of the Board of Directors to approve the appointment of Messrs. Gerrard and Tenant as additional directors of DBC.

9. FORM S-3/S-8 REGISTRATION STATEMENT. Promptly following the funding of the Loan, the undersigned will use their best efforts to cause DBC to file a Form S-3/S-8 Registration Statement covering the resale of all Management Option Shares not covered in DBC's previously-filed Form S-3/S-8 Registration Statement The new Form S-3/S-8 Registration Statement shall be in substantially in the form of the draft previously furnished to Deere Park's counsel but with such changes as may be required to reflect the transfer of the Management Shares to Dominion Park. At all times thereafter during the term of Dominion Park, the undersigned shall also use their best efforts to cause DBC to take such further action, if any, as may be required under applicable federal and state securities laws to permit the resale of the Management Option Shares by Dominion Park.

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10. DEFAULT UNDER THE NOTE.  The undersigned acknowledge and agree that the breach by the undersigned of any of their representations, warranties or covenants contained in this letter shall be an event of default under the Note, entitling Dominion Park to call the Note and exercise all of its remedies with respect thereto.

Very truly yours,


/s/ MICHEL L. MARENGERE                /s/ NICHOLAS V. MATOSSIAN
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Michel L. Marengere                        Nicholas V. Matossian